Exhibit 10.59
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into effective as of July 15, 2009 by and between Michele Yelmene, an individual resident of the State of California (“Consultant”), and ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant shall provide Services only as requested by the Company.
2. Fees. As consideration for the Services to be provided by Consultant and other obligations, subject to reasonable supporting documentation if required by the Company, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.
3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s Chief Business Officer (the “Company Contact”), which consent shall be evidenced in writing for any expenses in excess of $500 per month. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.
4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on December 31, 2009, unless sooner terminated upon written notice of termination from the Company to Consultant or from Consultant to the Company.
5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
(a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may not employ or engage the service of any third parties to perform the Services required by this Agreement.
(b) No Authority to Bind Company. Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
(c) No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.
(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements.
6. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as determined by the Company Contact. Consultant will report to the Company Contact concerning the Services performed under this Agreement. The nature and frequency of these reports will be determined by the Company Contact.

7. Confidentiality. During the performance of the Services, the Company may disclose to Consultant and Consultant may generate or develop, data and other information that the Company regards as confidential and/or proprietary (including the terms of this Agreement) (collectively, “Confidential Information”). Without in any way limiting Consultant’s continuing obligations set forth in the surviving provisions of the Company’s Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees, the Code of Business Conduct and Ethics, the Policies and Procedure Manual, as updated from time to time, and the Insider Trading and Disclosure Policy, each as previously signed by Consultant (collectively, “Employment Documents”), Consultant will maintain all Confidential Information in confidence and will employ reasonable procedures to prevent its unauthorized disclosure. Consultant will not disclose any Confidential Information to anyone, or use any Confidential Information for any purpose, other than as is necessary to perform the Services.
8. Inventions. Any inventions or discoveries (whether or not patentable or copyrightable), innovations, suggestions and ideas (“Inventions”), and intellectual property rights therein related to the Services or any Confidential Information, made, discovered or developed by Consultant, jointly or with others, as a result of performing Services shall be promptly disclosed to the Company and shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company any rights Consultant may have or acquire in any such Inventions and agrees to assist the Company in every proper way to obtain and from time to time enforce the Company’s intellectual property rights, whether registrable or not, including, but not limited to, patents, copyrights and trademarks on Inventions in any and all jurisdictions, and to that end Consultant will execute all documents for use in applying for and obtaining intellectual property rights covering and enforcing Inventions as the Company may desire, together with any assignments of Inventions to the Company or persons designated by it.
9. Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.
10. Miscellaneous.
(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. For clarity, nothing in this Agreement has any effect on Consultant’s continuing obligations under the surviving provisions of the Employment Documents.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to Section 7 hereof.
(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature page follows]

The parties have executed this Agreement on the respective dates set forth below.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Patrick Keran
	Name:	Patrick Keran
	Title:	Vice President, Legal

Address:	6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121

MICHELE YELMENE
/s/ Michele Yelmene
Signature

Address:	4568 Vista de la Tierra Del Mar, CA 92014

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES
Consultant will:
•	Make herself available during the Company’s normal business hours at the Company’s offices to perform consulting services as requested by the Company.

•	Respond to inquiries of the Company’s personnel regarding regulatory, quality-assurance, clinical, manufacturing and related matters, and such other matters related to the Company regarding which Consultant has knowledge.

•	Make herself available at the Company’s offices and use her best efforts in the transition of her former duties to designated representatives or employees of the Company. Such efforts include, but are not limited to, contacting the Company’s third-party service providers with Company personnel regarding existing and new projects. For clarity, Consultant agrees that Consultant shall not contact any third party regarding any Company matter without the participation of the Company Contact unless otherwise requested by the Company Contact.

•	Provide advice and assistance regarding special projects or any other matter consistent with Consultant’s background, skills and experience.

EXHIBIT B
COMPENSATION
For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of $225 per hour. Unless otherwise agreed upon in writing by the Company, the Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed $50,000. For clarity, other than with respect to travel approved in writing by the Company, Consultant will be paid only for time spent physically in the Company’s offices.
If the Company requests Consultant to travel internationally, unless mutually agreed upon in writing by Consultant and the Company otherwise, Consultant will be compensated (including for travel time) as follows:
•	$3,600 per Trip; plus

•	$1,800/day for each Approved Workday
A “Trip” means a travel itinerary in which SAN (or such other location as is approved in writing in advance by the Company) is the starting and final destination, regardless of the number of destinations or flight legs involved, provided such plan is approved in writing in advance by the Company. An “Approved Workday” means each calendar day (including weekends), or combination of partial calendar days, that the Company and Consultant mutually agree constitutes an “approved workday;” provided, however, that in no event will the number of Approved Workdays exceed the number of actual calendar days involved. The foregoing compensation will apply regardless of the actual number of hours involved in travelling or worked. For clarity, subject to Section 3, the Company will reimburse Consultant’s expenses reasonably related to travel requested by the Company.
Consultant will invoice the Company within 10 days of the end of each calendar month for services provided during the preceding month. Invoices will be due within 30 days of receipt of an invoice reasonably acceptable to the Company.

AMENDMENT TO CONSULTING AGREEMENT
This Amendment to Consulting Agreement (this “Amendment”) is effective as of December 31, 2009 (the “Effective Date”) by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michele Yelmene, an individual and resident of the State of California (the “Consultant”).
WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, effective as of July 15, 2009 (the “Consulting Agreement”);
WHEREAS, the Company and the Consultant wish to amend the Consulting Agreement as set forth herein;
NOW, THEREFORE, in consideration of both the foregoing premises and the terms and conditions set forth below, the Company and the Consultant hereby agree as follows:
1. Extension. Section 4 of the Consulting Agreement is hereby amended and restated to read in its entirety as follows:
“Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on December 31, 2010, unless sooner terminated upon written notice of termination from the Company to Consultant or from Consultant to the Company.”
2. Compensation. The second sentence of the first paragraph of Exhibit B to the Consulting Agreement is hereby amended and restated to read in its entirety as follows:
“Unless otherwise agreed upon in writing by the Company, the Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed $100,000.”
3. Internal Reference. The Company and the Consultant agree that any reference in the Consulting Agreement to “this Agreement” (or similar references) will be a reference to the Consulting Agreement, as amended.
4. Conflicts. Except to the extent expressly amended herein, the Consulting Agreement shall remain in full force and effect.
5. Governing Law. This Amendment will be construed and enforced in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Amendment to Consulting Agreement effective as of the Effective Date.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Brian M. Culley
	Name:	Brian M. Culley
	Title:	Chief Executive Officer

By:	/s/ Michele Yelmene
Michele Yelmene
[COUNTERPART SIGNATURE PAGE TO AMENDMENT TO CONSULTING AGREEMENT]